INVERSE GOVERNMENT LONG BOND STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

December 31, 2007

Market

Market

Contracts

Value

Value

OPTIONS PURCHASED 0.00%

Total U.S. Treasury

Obligations Sold Short

Call Options on:

(Proceeds $193,014,599)

$ (196,389,687)

March 2008 U.S. Treasury

Total Short Sales (50.5)%

Bond Futures Contracts

(Proceeds $193,014,599)

(196,389,687)

Expiring March 2008 with

Liabilities in Excess of Other

strike price of 142†

1,500

$

________

—

Assets – (2.4)%

_______

(9,072,779)

Total Options Purchased

Net Assets – 100.0%

$

388,703,577

(Cost $26,445)

________

—

Unrealized

Face

Contracts

Gain

Amount

Futures Contracts Sold Short

REPURCHASE AGREEMENTS

March 2008 U.S. Treasury

152.9%

Bond Futures Contracts

Collateralized by U.S. Treasury

(Aggregate Market Value of

Obligations

Contracts $291,830,469)

2,507      $

_______

2,090,688

Mizuho Financial Group, Inc.

†

Security is fair valued.

issued 12/31/07 at 1.40% due

01/02/08

$ 229,703,415

229,703,415

All or a portion of this security is pledged as short security

Lehman Brothers Holdings,

††

collateral at December 31, 2007.

Inc. issued 12/31/07 at 1.00%

due 01/02/08††

135,513,641

135,513,641

Morgan Stanley issued

12/31/07 at 1.20% due

01/02/08

35,338,987

35,338,987

Individual Repurchase

Agreement

Lehman Brothers Holdings, Inc.

at 1.00% due 01/02/08 (secured

by U.S. Treasury Bonds, at a

rate of 5.00% and maturing

05/15/2037 as collateral, with

193,610,000

193,610,000

a Market Value of

$196,350,870 and a Maturity

Value of $193,620,756)††

Total Repurchase

Agreements

(Cost $594,166,043)

594,166,043

594,166,043

_______

Total Long Securities 152.9%

(Cost $594,166,043) 594,166,043

U.S. TREASURY OBLIGATIONS SOLD SHORT

(50.5)%

U.S. Treasury Bond at

5.00% due 05/15/37

180,355,000

(196,389,687)

1